UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 21, 2012

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)
One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 3.03 Material Modification to Rights of Security Holders

On March 21, 2012, Compuware Corporation (“Compuware”) entered into a Second Amendment to Credit Agreement (“Amendment”) with Comerica Bank, as agent for the several financial institutions signatory to the Amendment (each, individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), which amended Compuware’s Revolving Credit Agreement dated as of November 1, 2007, as amended (“Credit Agreement”).

Pursuant to the Amendment, the maturity date of the Credit Agreement was extended from November 1, 2012 to March 21, 2017 and the aggregate commitment available to Compuware under the Credit Agreement increased by $100,000,000 to $300,000,000, with several new lenders becoming parties to the Credit Agreement.  In addition, the “Revolving Credit Optional Increase” was increased by $100,000,000  to $200,000,000.  As a result of the Amendment, Compuware is now also required to maintain at least a 0.25 to 1.0 cushion below its consolidated total leverage ratio maximum of 2.5 to 1.0 on a pro forma basis in the case of any stock repurchases in excess of $50,000,000 in any fiscal year.

A copy of the Amendment is attached as Exhibit 4.14 and incorporated herein by reference. The above description of the Amendment is intended to be only a brief summary of the material terms of the Amendment and is qualified in its entirety by reference to the copy filed as an exhibit with this Form 8-K.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

4.14	Second Amendment to Credit Agreement dated as of March 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: March 23, 2012	By:	/s/ Laura Fournier
Executive Vice President
Chief Financial Officer